EXHIBIT 99.2

April 28, 2015

We are writing to inform you that Advanced Medical Isotope Corporation (AMIC) is legally obligated to bring to your attention the matter of a miscalculation in the number of shares issued to you as indicated below. This error is in violation of our agreement and if not rectified, will be a violation of state and federal securities laws. You must quickly take action to rectify this situation pursuant to the options below.

Attention:  You have 10 business days to respond to this notice.

In connection with your conversion of convertible note dated __________, the number of conversion shares that you were due was __________ calculated by using the conversion floor price of $0.001. This conversion floor price is equal to the par value of AMIC’s common stock under its Delaware corporate charter which defines the par value as $0.001 in Article IV of the Certificate of Incorporation. However, as indicated below you were issued excess shares.

Conversion Date	Conversion Amount	Shares Issued	Shares @ 0.001	Excess Shares	Value of Excess shares

1021 N. Kellogg Street   Kennewick, WA 99336 · (509) 736-4000 · (509) 736-4007 fax
www.isotopeworld.com

The transfer agent erroneously issued these excess common shares, in violation of the Company’s Delaware Certificate of Incorporation. In addition, the opinion letters supplied by your counsel are defective. In order to remedy the situation and to ensure compliance with State and Federal securities laws, the situation can be remedied as follows:

1)
You may deliver the erroneously issued excess common shares to the transfer agent within 10 business days of this notice date.  If you elect to deliver the __________ excess shares to the AMIC, the outstanding note balance amount will remain unchanged, or

2)
You may apply the excess shares that were issued to you erroneously as conversion shares against the remaining note balance using the $0.001 conversion floor price. As an example, if you were issued __________ excess shares, AMIC will deem your principal amount lowered by $__________.

•
Per our records the remaining principal note balance held by __________, without giving effect to the excess issuance, is $__________.  In order to remedy this excess share issuance, the remaining principal amount will be reduced by the value of the excess shares ($__________), resulting in an adjusted principal note balance of $__________.

If we have not received a reply from you within 10 business days we will automatically apply option two (2) above to rectify this matter. Because there is a sufficient amount of debt remaining to cover the excess shares, we will adjust the remaining principal balance by the dollar value of the excess shares.

James C. Katzaroff
Chief Executive Officer
Advanced Medical Isotope Corporation
jkatzaroff@isotopeworld.com
main – 509.736.4000
cell – 509.531.1671